 FOR IMMEDIATE RELEASE

Investor Contact:

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

Media Contact:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

JACC PUBLISHES ERICA TRIAL RESULTS SHOWING RANEXA(R) REDUCES ANGINA FREQUENCY AND NITROGLYCERIN CONSUMPTION

PALO ALTO, Calif., June 19, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Journal of the American College of Cardiology (JACC) has published data from the Efficacy of Ranolazine In Chronic Angina (ERICA) trial. In the ERICA trial, Ranexa(R) (ranolazine extended-release tablets) significantly reduced angina frequency (p=0.028) and nitoglycerin consumption (p=0.014) in angina patients compared to placebo.

Forty-five percent of patients in the study were on concomitant long acting nitrates. Ranexa was well tolerated and there were no observed differences in the frequency of serious adverse events between Ranexa and placebo.

"Angina places a tremendous burden on patients, their families and the healthcare system, and the results of the ERICA study highlight how ranolazine could benefit a portion of this population," said Peter Stone, M.D., lead author of the publication and co-director, Samuel A. Levine Cardiac Unit, Brigham and Women's Hospital in Boston. "Ranolazine represents the first new pharmaceutical approach in decades for physicians to consider in treating appropriate angina patients."

Ranexa is approved in the United States as a second-line treatment for chronic angina and has antianginal and anti-ischemic effects that do not depend upon reductions in heart rate or blood pressure. Ranexa should be used in combination with amlodipine, beta-blockers or nitrates. According to the approved labeling, because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other antianginal drugs. The effect on angina rate or exercise tolerance appeared to be smaller in women than men.

The ERICA study was published online by JACC and is expected to be included in a future print edition of JACC. An editorial from John Cairns, M.D., professor of cardiology at the University of British Columbia in Vancouver, accompanies the publication.

Complete prescribing information for Ranexa, including detailed safety and dosage information are available at www.Ranexa.com.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R) ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, conduct of clinical studies, study results, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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